Puget Technologies, Inc.
1200 North Federal Highway, Suite 200-A
Boca Raton, Florida 33432

Attention: Hermann Burckhardt

January 27, 2022

Dear Mr. Burkhardt,

This shall serve as Notice as required under 5.1 of my Senior Executive Employment Agreement ("Agreement") that I am terminating the Agreement for Good Reason in accordance with 1.4(a)(3)(c) and (d). The specifics of the termination for Good Reason include, but are not limited to, the following:

A material diminution in my position;
I am not being allowed to function as a CEO;
I am not being allowed to make decisions as CEO;
I have been denied access to the financial information of the Company after multiple written requests for the information to the Chairman of the Board, Mr. Hermann Burkhardt and CFO, Mr. Thomas Jaspers
The CFO and Chairman of the board have excluded the CEO from information related to creditors, bank statements, and financial statements;
I have been barred from having any input or knowledge of bills paid with funds of the Company;
I have been prohibited from working with the lawyers on negotiating the CLO resignation in contravention of my role as CEO;
The Chairman refuses to transmit a release approved by me back in December as CEO to resolve CLO issue and has used such release to try to re-negotiate sections 2.2, 2.3, 3.1, and 3.2 of the Agreement;
The Chairman refuses to purchase D&O insurance as required;
The Chairman has acted beyond the scope of his authority in carrying out acts purportedly on behalf of the Company over my objection and without my knowledge;
There has been a material diminution of my duties and responsibilities;
I have not been paid for any time spent working on behalf of the Company since the inception of my employment in violation of the Agreement, federal and state law; and
There have been material breaches of the Agreement including under sections 2.2, 2.3, 3.1, and 3.2

As such, I have no choice but to immediately terminate for Good Reason. In addition to each of those items listed above, I recently objected to your plan to increase the float of Puget Common Stock and sell the common stock at a discounted rate to pay debts of the parent company Qest as well as some of the debts of Puget, including some of my CEO salary. I simply could not agree in good conscience to that and is another reason why I am resigning. My objection to your plan brings me squarely under the protection of the Florida Private Whistleblower Act.

Demand is made for the immediate payment of all compensation, including salary, signing bonus, pro-rated annual bonus and all expense reimbursements, due to me through today. My records reflect the sums due are $305,000. Under Florida Statutes I could demand double that amount plus attorneys' fees

incurred to date. Without waiving any right to seek the full amount of damages and costs if payment is not remitted, at this time I am willing to accept $305,000 as full and final monetary compensation. Upon receipt of the full payment, I am willing to execute a release of employment claims (including for discrimination and all whistleblower claims) under section 1.5 so long as the indemnification obligation in 3.4 is acknowledged and affirmed. I am also willing to allow the Company to positively message my departure and I will reaffirm the non-disparagement in 4.7 upon receipt of full payment.
Full payment in the form of a cashier's check, delivered via FedEx to my home address, must be received on or before the close of business 1/31/22. If you prefer to wire the funds please let me know no later than 1/28/22 and I will provide wiring instructions. Failure to remit the entire payment due by close of business on 1/31/22 will result in a dispute under the Agreement. This letter shall serve as notice under 5.7(b) that there is a dispute under the Agreement and a request by me for mediation to be conducted within ten business days of 1/31/22. As you know, once a dispute under this Agreement occurs, you will be obligated to disclose the same to all pending and future deal partners. Further, in accordance with 5.7(a), I will be entitled to recover damages as well my costs and expenses, including attorneys' fees, in action taken subsequent to 1/31/22.

Thank you for your immediate attention regarding this matter. Please direct all future correspondence to my lawyer, Jennifer B. Compton, at Shumaker, Loop & Kendrick, LLP240 South Pineapple Avenue, Suite 1000 | Sarasota, Florida 34236

Sincerely,

Karen Fordham

Karen Fordham, MBA

Cc: Jennifer B Compton